Exhibit 99.1

Investor Relations Contact:
Suresh Bhaskaran
Xilinx, Inc.
(408) 879-4784
ir@xilinx.com

XILINX REPORTS RECORD QUARTERLY REVENUES AND EPS
RAISES FISCAL YEAR 2019 GUIDANCE
SAN JOSE, Calif., July 25, 2018 -- Xilinx, Inc. (Nasdaq: XLNX) today announced record revenues of $684 million for the first quarter of fiscal year 2019, up 7% from the prior quarter and up 14% from first quarter of the prior fiscal year. June quarter net income was $190 million, or a record $0.74 per diluted share.
The Xilinx Board of Directors declared a quarterly cash dividend of $0.36 per outstanding share of common stock payable on August 28, 2018 to all stockholders of record at the close of business on August 8, 2018.
Additional first quarter of fiscal year 2019 comparisons are represented in the charts below. Due to the adoption of the new revenue recognition standard in the first quarter of fiscal year 2019, all prior period results have been restated to conform to the new standard:

GAAP Results
(In millions, except EPS)

	Q1 FY 2019	Q4 FY 2018	Q1 FY 2018	Q-T-Q	Y-T-Y
Net revenues	$684	$638	$603	7%	14%
Operating income	$216	$163	$169	32%	28%
Net income	$190	$145	$157	31%	21%
Diluted earnings per share	$0.74	$0.56	$0.59	32%	25%
“It’s great to see our efforts to accelerate growth in our core markets pay off with a record revenue and earnings quarter. During the first quarter, we posted revenues of $684 million representing 14% year over year growth. Given the strength we see across our end markets, we are raising our revenue guidance for the full year to approximately 15% growth, compared to the prior year,” said Victor Peng, President and Chief Executive Officer. “We made excellent progress executing to our Data Center strategy with significant design wins with hyperscalers, training an additional 500 AWS F1 developers and completing multiple investments in our ecosystem. We also acquired DeePhi Tech, an Artificial Intelligence (AI) company with innovative Deep Neural Network (DNN) technology for the cloud and the edge.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q1 FY 2019	Q4 FY 2018	Q1 FY 2018	Q-T-Q	Y-T-Y
North America	28%	31%	29%	(1%)	12%
Asia Pacific	45%	39%	44%	22%	15%
Europe	19%	22%	19%	(5%)	14%
Japan	8%	8%	8%	2%	12%

Net Revenues by End Market:

The table below reflects our new market classification methodology that groups businesses with similar market drivers. Also, we believe, having four primary categories below provides additional visibility compared to the prior methodology.

	Percentages			Growth Rates
	Q1 FY 2019	Q4 FY 2018	Q1 FY 2018	Q-T-Q	Y-T-Y
Data Center and TME	19%	25%	19%	(20%)	11%
Automotive, Broadcast and Consumer	16%	15%	17%	18%	13%
Communications	31%	31%	38%	7%	(7%)
Industrial, Aerospace & Defense	33%	35%	28%	1%	30%
Channel	1%	(6%)	(2%)	NM	NM

Net Revenues by Product:

	Percentages			Growth Rates
	Q1 FY 2019	Q4 FY 2018	Q1 FY 2018	Q-T-Q	Y-T-Y
Advanced Products	56%	57%	53%	6%	21%
Core Products	44%	43%	47%	9%	5%

Products are classified as follows:

Advanced Products: UltraScale+, Ultrascale and 7-series products.
Core Products: Virtex-6, Spartan-6, Virtex‐5, CoolRunner‐II, Virtex-4, Virtex-II, Spartan-3, Spartan-2, XC9500 products, configuration solutions, software & support/services.

Key Statistics:
(Dollars in millions)

	Q1 FY 2019	Q4 FY 2018	Q1 FY 2018

Annual Return on Equity (%)*	32	19	24

Operating Cash Flow	$176	$242	$191

Depreciation Expense	$12	$12	$11

Capital Expenditures (including software)	$26	$21	$10

Combined Inventory Days	113	117	112

Revenue Turns (%)	37	33	41

*Return on equity calculation: Annualized year to date net income/average stockholders’ equity

Product and Financial Highlights - Fiscal First Quarter 2019

•
Data Center and Test, Measurement & Emulation (TME) revenues, excluding cryptocurrency and TME, increased both sequentially and year over year. Data Center business momentum continued to strengthen with key design wins from hyperscalers globally for accelerating applications beyond FPGA as a Service (FaaS). Progress also continued on the AWS FaaS offering with the training of an additional 500 developers, bringing the cumulative number trained to date to over 900. We are on track to achieve our goal of over 1,500 developers trained by the end of the year.

•
Xilinx recently acquired DeePhi Tech, strengthening the Company’s capabilities in AI from the cloud to the edge. DeePhi Tech is a Beijing-based technology company with industry-leading capabilities in machine learning, specializing in compression, pruning, and system-level optimizations for neural networks. DeePhi has been developing its machine learning solutions on Xilinx platforms since their inception in 2016. In addition to the DeePhi acquisition, Xilinx made multiple investments in private companies during the quarter to expand the Xilinx ecosystem across a breadth of applications including data analytics, video transcoding and network intelligence.

•
Highlighting the Company’s continued transformation into a platform company, Zynq based revenues grew 76% year over year driven largely by a broad set of applications in Advanced Driver Assist (ADAS), Industrial, Communications, and Data Center. The Zynq SoC Platform, which includes Zynq at 28nm and both MPSoC and RFSoC at 16nm, now represents 17% of total revenues.

•
Xilinx announced a partnership with Daimler AG for developing a custom AI inference platform. Powered by a Xilinx automotive platform consisting of SoC devices and AI acceleration software, the scalable solution will deliver high performance, low latency and power efficient embedded AI for automotive applications. Further, the Company has cumulatively shipped more than 50 million ADAS units to OEMs and Tier 1 suppliers.

•
The Advanced Products category in the first quarter increased 21% year over year and constituted approximately 56% of total sales. Revenues from the 20nm node increased more than 30% year over year and the 16nm node continued its accelerated ramp with sales increasing over 2.5x during the same period.

•
Everest, the industry’s first Adaptive Compute Acceleration Platform (ACAP), has won the “Semiconductor of the Year 2018” award from Electronic Device Industry News, a Japanese news outlet. The Everest ACAP is a highly integrated multi-core heterogeneous compute platform that can be programmed at the hardware and software level. Xilinx remains on track to tape out Everest later this year.

Business Outlook - Fiscal Q2 2019 & Fiscal Year 2019
“We are raising our revenue guidance for the full year based on strong performance across our business. Our strategy is delivering significant results and we expect momentum to continue through the fiscal year,” said Lorenzo Flores, Executive Vice President and Chief Financial Officer.
The following statements are based on current expectations, and as indicated, are presented on a GAAP and non-GAAP basis. These statements are forward-looking and actual results may differ materially, as a result of, among other things, the important factors discussed at the end of this release.
Fiscal Q2 2019

	GAAP	Non-GAAP Adjustments	Non-GAAP
Revenues	$700M - $720M	-	$700M - $720M
Gross Margin	~ 69.5%	-	~ 69.5%
Operating Expenses	$281M	$2M (1)	$279M
Other Income	$11M	$8M (2)	$3M
Tax Rate	10% - 14%	-	10% - 14%
Fiscal Year 2019

	GAAP	Non-GAAP Adjustments	Non-GAAP
Revenues	$2,800M - $2,900M	-	$2,800M - $2,900M
Gross Margin	68.5% - 70.5%	-	68.5% - 70.5%
Operating Expenses	$1,147M - $1,167M	$27M (3)	$1,120M - $1,140M
Other Income	$18M - $23M	$8M (2)	$10M - $15M
Tax Rate	10% - 14%	-	10% - 14%
Diluted Share count	256M		256M
Notes regarding Non-GAAP Adjustments:

(1)	Excludes an estimated amount of $2 million in amortization of acquired intangibles and certain non-recurring expenses.

(2)	Excludes an estimated amount of $8 million from an expected gain on an investment.

(3)	Excludes an estimated amount of $27 million in amortization of acquired intangibles and certain non-recurring expenses.
Conference Call
A conference call will be held today at 2:00 p.m. Pacific Time to discuss the June quarter financial results and management's outlook for the September quarter and full year of fiscal year 2019. The webcast and subsequent replay will be available in the investor relations section of the Company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (855) 859-2056 and referencing confirmation code 9176449. The telephonic replay will be available for two weeks following the live call.

Non-GAAP Financial Information

Business outlook for the September quarter and full year of fiscal year 2019 includes financial measures which are not determined in accordance with generally accepted accounting principles (GAAP), as indicated.  Non-GAAP measures should not be considered as a substitute for, or superior to, financial measures determined in accordance with GAAP. Our presentation of non-GAAP financial measures has been reconciled, in each case, to the most directly-comparable GAAP measure, as indicated in the accompanying tables The Company’s calculation of such non-GAAP measures may not be comparable to similarly-titled measures used by other companies.

Management plans to use the non-GAAP financial measures disclosed herein to evaluate the Company's financial results in fiscal second quarter 2019 and beyond from continuing operations (excluding the recent acquisition of DeePhi Tech) as compared to past periods.  Similarly, Management believes presentation of these non-GAAP measures is useful to investors because it enables investors and analysts to evaluate operating expenses of the Company's core business, excluding the impact of certain amortization and non-recurring items.

Forward Looking Statements
This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our products, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the September quarter and full year fiscal year 2019. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, costs and liabilities associated with current and future litigation, our ability to realize the goals contemplated by our acquisitions and strategic investments, the impact of current and future legislative and regulatory changes, the impact of new accounting pronouncements and tax laws, including the U.S. Tax Cuts and Jobs Act, and interpretations thereof, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx develops highly flexible and adaptive processing platforms that enable rapid innovation across a variety of technologies - from the endpoint to the edge to the cloud. Xilinx is the inventor of the FPGA, hardware programmable SoCs and the ACAP, designed to deliver the most dynamic processor technology in the industry and enable the adaptable, intelligent and connected world of the future. For more information, visit www.xilinx.com.

Xilinx, the Xilinx logo, Artix, ISE, Kintex, Spartan, Virtex, Zynq, Vivado, and other designated brands included herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended
	June 30, 2018	March 31, 2018*	July 1, 2017*
Net revenues	$684,370	$638,191	$602,810
Cost of revenues	206,888	188,941	190,824
Gross margin	477,482	449,250	411,986
Operating expenses:
Research and development	170,826	162,483	153,051
Selling, general and administrative	90,532	89,348	89,175
Amortization of acquisition-related intangibles	360	584	705
Executive transition costs	—	33,351	—
Total operating expenses	261,718	285,766	242,931
Operating income	215,764	163,484	169,055
Interest and other income (expense), net	(2,847)	(3,781)	1,839
Income before income taxes	212,917	159,703	170,894
Provision for income taxes	22,879	14,232	13,650
Net income	$190,038	$145,471	$157,244
Net income per common share:
Basic	$0.75	$0.57	$0.63
Diluted	$0.74	$0.56	$0.59
Cash dividends per common share	$0.36	$0.35	$0.35
Shares used in per share calculations:
Basic	252,682	254,559	247,911
Diluted	255,935	257,916	265,797

* Fiscal 2018 balances have been restated to conform to the new revenue recognition standard (ASC 606).

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	June 30, 2018	March 31, 2018*
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$3,364,198	$3,447,570
Accounts receivable, net	456,898	382,246
Inventories	247,001	236,077
Other current assets	57,448	88,695
Total current assets	4,125,545	4,154,588
Net property, plant and equipment	312,084	304,117
Long-term investments	91,700	97,896
Other assets	525,863	503,946
Total Assets	$5,055,192	$5,060,547

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$443,192	$412,759
Current portion of long-term debt	499,407	499,186
Total current liabilities	942,599	911,945
Long-term debt	1,207,387	1,214,440
Other long-term liabilities	586,568	573,809
Stockholders' equity	2,318,638	2,360,353
Total Liabilities and Stockholders' Equity	$5,055,192	$5,060,547

* Fiscal 2018 balances have been restated to conform to the new revenue recognition standard (ASC 606).

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)
	Three Months Ended
	June 30, 2018	March 31, 2018	July 1, 2017
SELECTED CASH FLOW INFORMATION:
Depreciation and amortization of other intangibles	15,075	$15,756	11,232
Amortization - others	7,333	33,963	3,729
Stock-based compensation	35,608	48,606	32,036
Net cash provided by operating activities	176,168	242,293	190,908
Purchases of property, plant and equipment and other intangibles	26,359	20,978	9,926
Payment of dividends to stockholders	90,675	89,302	87,303
Repurchases of common stock	137,300	163,448	67,062
Proceeds from issuance of common stock
to employees, net of withholding taxes	(5,281)	11,889	1,070

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$2,035	$2,006	$2,150
Research and development	20,930	19,011	17,466
Selling, general and administrative	12,643	10,968	12,420
Executive transition costs	—	16,621	—